UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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Strategic Realty Trust

400 El Camino Real

San Mateo, CA 94402

www.srtreit.com

Quarterly Review for Q3, 2013

Highlights

•	Dividend plan on track

•	Sale of Willow Run Shopping Center in Colorado completed

•	Management transition complete

•	Leasing pipeline strong

•	Cleaning up accounts receivables

•	Reducing G & A costs

Dividend Prospects

We are pleased to report that we are making positive progress on our plan to resolve the Key Bank loan default and to remove the prohibition on dividends. Assuming we can reach agreement with KeyBank and close any required sales the Company should be in a position to declare a dividend around the end of the year.

The first of our property sales, Willow Run, closed on October 31, 2013. Willow Run was acquired in May of 2012 for $11,100,000 and originally was comprised of 95,791 square feet. Earlier this year a McDonald’s restaurant pad at the center was sold for $1,050,000 reducing the Center to 91,575 square feet. Combined with the current sales price of $10,825,000, the gross sales price for the center was $11,825,000. All proceeds from the sale were paid to Key Bank as required under the loan agreement as we continue to work with them on a modification to the loan that would allow for the resumption of the payment of dividends and the release of certain sales proceeds to the Company.

Willow was chosen for sale because it is one of the five properties securing the Key Bank loan, it had no prepayment issues or penalties, and Safeway, the anchor tenant, has just 6.5 years left on the its lease term. While we have no indication of whether or not Safeway would renew, there are reasons to be concerned that they may not. The Center was 87.4% occupied (adjusted for the pad sale) when acquired by SRT and since that time has lost 6,525 square feet of tenants, with the occupancy declining to 80.3%. The location of the property is difficult as it is not on either of the two main east-west arterial roads in Westminster, CO and there are competing grocery anchored centers on the adjoining arterials that enjoy daily traffic counts that are more than 25% higher than at Willow.

The other properties on the market, Visalia and Craig Promenade, are each under a contract of sale. We are currently in the buyers’ due diligence property review periods, and the closings are scheduled for late December. The pricing for these sales is reflective of a broadly marketed transaction and is not in any way “fire sale” pricing.

Property Operations

Management Transition

The transition to Glenborough and its affiliate, SRT Advisor, LLC, as the property manager and advisor took place on August 10, 2013. We believe the Company owns a solid portfolio of properties. We have developed and started to implement strategies that should increase both value and cash flow. On the whole, we believe this to be a portfolio of assets that, with proactive leasing and management, can grow in value.

Anchor Tenants Issues

Strong anchor tenants are important to the success of any retail center. Although the vast majority of our anchor tenants are stable and performing well, we are facing issues at three locations. Grocery chain Fresh & Easy is the anchor at both the San Jacinto and Topaz centers. Last year Tesco, an English company that is one of the largest grocers in the world and the parent of Fresh & Easy, decided to sell the chain and exit the U.S. market. While they recently found a private buyer for the chain, the buyer does not want all of the store locations. As a result, Tesco placed Fresh & Easy into bankruptcy, allowing them to reject (cancel) their leases on the stores not wanted by the buyer including the store at our Topaz Center, which they then closed. However, just recently Fresh & Easy had a change of heart and asked the court to reinstate the Topaz center lease, which it did. As a part of that election, we were brought current with past due rents and that lease is in full effect again, even though the store remains closed. It appears that Tesco may have another operator for this store and a number of others. So far it appears that Fresh & Easy at our San Jacinto Center will remain open and will be sold to the new buyer. We are actively managing this process in the bankruptcy courts in Delaware. The good news is for now both leases are still in effect, and one store remains open, but these leases remain in flux.

Ralphs, the grocery anchor at Morningside, closed their store in early 2013 but continues to pay rent. Ralphs does have another store nearby, and it appears that they did not think the market could support both stores. We are working with brokers to find a suitable replacement tenant. An empty anchor store does result in less traffic to the center which can be difficult for the smaller tenants. Ralphs still has eight years left on their lease.

Leasing and Occupancy

The occupancy of the 19 properties as of September 30, 2013 was 86.0% or 1,634,510 sf. Starting with occupancy levels at the purchase date of each property and adjusting for pad sales, the original occupancy was 85.8% or 1,634,662SF. Since acquisition of each property the net increase in total occupancy for the portfolio adjusted for pad sales is only 4,958 s.f. (See exhibit attached for a listing of current property occupancies.)

Currently, our leasing pipeline looks very strong. We did a comprehensive review of the quality and performance of all our leasing brokers and found that changes needed to be made. Of the 11 properties with the lowest occupancies, we replaced five of the leasing teams, and on the other six we are working closely with the brokerage teams to maximize leasing performance.

As for tenant renewals, we have about 15 leases in negotiations totaling over 37,000 square feet. On the new tenant side we have 14 new leases under negotiation totaling almost 50,000 square feet.

Based on this leasing activity, we could see our occupancy increase by 2.6 percentage points up to 88.6%.

We have also revamped the leasing process to speed up negotiations and to provide better legal support to the leasing process. By having in-house counsel, we can focus on producing leasing documents in a timely fashion that both protects the interest of the Company and delivers the best possible deal for SRT. We have already had a positive impact on the quality of documentation on several of the transition deals that were initiated by the former manager.

Property Management

We have made progress on a number of fronts.

•	We have reduced uncollected tenant rents by 36% from $2.2 million at June 30 to $1.4 million at September 30 with further reductions since quarter end.

•	We updated delinquent state filings (with penalties) of the property owning subsidiaries so that the entities would regain good legal standing, which enables us to commence legal actions against tenants for rent collection or eviction.

•	We have filed lawsuits and evicted deadbeat tenants.

•	Overall accounts payable have been reduced by $2.5 million.

•	We are now paying property vendors on a current basis; this allows us to avoid late fees and penalties that were suffered in the past. We also believe we are receiving better vendor attention, as suppliers are being treated in a professional fashion.

 In order to provide you with examples of the types of progress we have made, we will focus on the Company’s property at Constitution Trail.

•	We have reduced accounts receivable 55% from $730,000 to $330,000 as of October 31, 2013 and we are still working to get it reduced further to a more reasonable level.

•	We found that a health club tenant had not paid rent since December 2012 (over $70,000). According to the former property manager at Thompson National Properties (TNP), she was “awaiting approval from corporate to pursue with default notice through a lawyer.” We were able to evict the tenant in October and a final settlement is pending with the former tenant. We currently have a lease draft out for review with a new franchisee of the health club chain to reopen the location.

•	We found that a restaurant tenant had not paid rent since September 2012 (over $40,000) and according to the former property manager at Thompson National Properties (TNP), she was “awaiting approval from corporate to pursue with default notice through a lawyer.” The tenant continued to operate without paying rent until Glenborough assumed management. The tenant now has resumed making payments and the account is now being closely monitored.

•	A national fast food hamburger restaurant franchise, after unsuccessfully trying to work with the prior property manager, stopped paying rent in June 2013 and threatened to close the store. After numerous discussions with the tenant, the delinquent balance of over $38,000 has been paid in full.

•	A wireless phone store owed rent for nine months and the former TNP property manager claimed the business had been sold but “she was still waiting for paperwork.” We researched the situation, and in fact the tenant had assigned their lease to another operator in February of 2012. The new tenant paid no rent after August 2012 and accumulated a delinquent balance of over $30,000 and then vacated the space. In September 2013 we negotiated a settlement with the former tenant, and we have received a substantial payment with the remainder of delinquent balance in the process of being paid off.

•	A clothing retailer had filed for bankruptcy, but we noticed on our property inspection that they we still occupying the space and selling their remaining inventory from this and other stores. Upon investigation we found that TNP had not filed a claim for administrative rent even though the tenant had filed for bankruptcy in September of 2012. As a result of filing an administrative rent claim in bankruptcy court, we have been awarded $50,000 to settle the outstanding claim. A timely filing for administrative rent by the former manager may have yielded more.

•	Schnuck’s, the grocery anchor, and the second largest tenant of the REIT (also in Florissant in St Louis) had hundreds of thousands of dollars of disputed Common Area Maintenance (CAM) charges from 2009 through 2013 and has been frustrated in their efforts to get it cleaned up with TNP and the prior owner of the property. We have begun to reconcile the CAM charges with Schnuck’s for the last four years and should have that resolved shortly. Schnuck’s has said “Glenborough is the best thing to happen to Constitution Trail since inception.”

These are only a few examples of the types of proactive property management that we are implementing across the portfolio that we believe will enhance the value and performance of the Company’s assets.

Property Operating Expenses

We are working to reduce property operating expenses while maintaining or increasing tenant satisfaction. With the transition to Glenborough from TNP, property management fees are down 20% from 5% of rents to 4% of rents. We are working to lower administrative costs at the properties and by paying invoices on a current basis, we can avoid late fees and penalties. We will be rebidding many of the services such as landscape and parking lot maintenance to look for better pricing.

Financial Statement Review

As of September 30, 2013, the two major uses of cash flow have been to pay down property-secured debt by $5.1 million and to reduce accounts payable by $2.5 million. These are important steps to restoring a sound financial position for the Company.

With three properties held for sale it is hard to compare rents and property operating expenses on the income statement as the three properties’ revenues and expenses are netted and shown as discontinued operations, as we are required to do under Generally Accept Accounting Principles (GAAP). In the future, we will look to include some supplemental information that may clarify some of the property operations.

General & Administrative Costs

G & A costs were down to $706,000 for the quarter from $993,000 last year. The expenses were about 1.2% of total assets which is more in-line for a REIT of this size. During the third quarter the internal accounting staff was laid off as part of the move to the new advisor, who will provide all accounting services. In conjunction with being appointed the new advisor Glenborough also rebated $150,000 in fees under the original consulting contract. Our biggest hurdle to achieve continued reduction in the G & A expense is Mr. Thompson. He has sued the Company for $10 million related to the termination of his property management agreements and is part of a group that has launched a proxy battle to take control of the board of directors, apparently as part of a plan to reinstate his companies as the advisor and property manager. We are making significant progress to improve the Company’s operations and financial position; unfortunately, the significant legal fees and proxy solicitation costs to defend the Company against Mr. Thompson and his group could hamper our efforts to reduce costs.

Lahaina Gateway Center

The third quarter financials reflect the transfer of the Lahaina property back to the lender. The total loss on the extinguishment of debt was $5,394,000. Actions taken mitigated the risks outlined below, and avoided litigation and foreclosure proceedings and potential losses to the Company that could have reached $15,000,000 or more. Additionally, a protracted legal battle with the lender would likely have paralyzed the Company, in a worst-case scenario leading to a fire-sale liquidation of the Company to resolve those issues.

There were significant real estate operating risks facing the Lahaina asset. The two largest tenants were Barnes and Noble and Office Max. The Company faced a real risk that one or both tenants could vacate the property prior to the end of their tenancies, and/or not renew their leases, which would seriously decrease the value of the center, and worsen the Company’s burden related to the already negative cash flow from the asset. Both retailers’ sales are below national averages for their retail segment and the higher rents in Hawaii versus the mainland cause their rent as a percentage of sales to move in the mid to high teens, signaling that the store might not be profitable for the chain.

Barnes and Noble’s CEO has publically said the he would like to close “over a third of the their stores” and one analyst report states “the chain is planning on closing roughly 350 stores (half of their total stores) over the next five or six years as leases expire.” Their lease expires in January of 2018 and they must provide notice for a renewal by July 2017. This deadline is just months before the loan would have been due and would have clouded any sale of the asset.

Office Max had obtained a reduction in their rent in 2010 from the prior owner due to poor sales. Industry analysts have projected that Office Max may be closing about 20% of their stores in the near term and their new store prototype is about half the size of this one. Their lease expires in March of 2019, and requires notice for a renewal by September of 2018. Again the timing is problematic, as that date is months after the loan maturity date (or any sales date needed to repay the loan). Uncertainty regarding this major renewal would severely impact the value of the center at loan maturity. If either or both tenants left, it would be very difficult and expensive to find a large replacement anchor tenant on an island of only 150,000 people.

TNP claims the property was worth more than the debt and bases that on a June 2012 appraisal, which valued the center at $37.7 million. The appraisal pointed out as a risk that certain tenants, including Hawaii Golf and Tennis and the Melting Pot, had unsustainably high rent to sales ratios, but nonetheless the appraiser calculated valuations assuming a high probability that both of those tenants would renew their leases. As reflected in the warning, but not the value, both tenants vacated due to the high cost of rent compared to their sales. Along these lines, both Office Max and Barnes and Noble operate with leasing costs in excess of 15% of sales, raising a red flag as to the success of those operations. Again, however, that appraisal assumes a high probability that Barnes and Noble and Office Max will renew their leases, which in our opinion are both questionable assumptions.

In addition to the significant real estate valuation and operational risks outlined above, as described previously (see the Company’s 8-K filed with the SEC on August 7, 2013, available on our website SRTreit.com), the loan terms and structure presented the Company with significant additional risks.

•	The property was a cash flow drain on Company assets, with an interest rate of 9.4% scheduled to rise to 11.4%.

•	The Company could not prepay the loan by refinancing or selling the asset due to the punitive yield-maintenance provisions that would require a fee of approximately $12,000,000 in excess of the loan balance for a repayment or foreclosure in July of 2013.

•	The yield-maintenance provisions had the effect of postponing any sale or refinance efforts to the end of the loan term, at the very time that the assets valuation could be subject to the operation and tenant risks outlined above.

•	The onerous loan terms and lender approval rights make any assumption of the loan by a buyer in order to avoid yield maintenance extremely difficult, and would likely have negatively impacted the asset’s valuation.

•	The Company had no right to refinance the loan under the loan documents, nor any assurance of reaping any savings should the lender elect to refinance.

•	The Company faced full recourse liability (including yield maintenance) for the loan in certain events, including cross default provisions involving Thompson and his affiliates over which the Company had no control. These risks were enhanced given TNP’s reported significant negative net worth in 2012, as disclosed in a report by the Financial Industry Regulatory Authority. A TNP bankruptcy could subject the Company to recourse liability for the loan amount, default charges and the yield-maintenance expenses.

•	The lender had effective consent/control over a number of important Company matters, including board composition, board committee changes, transfers of company securities, and changes to the advisor agreement or provider that could significantly hamper future operations and strategic alternatives.

Unfortunately, the Company’s former advisor misled the Board of Directors with respect to the Lahaina loan and acquisition, as well as its impact on the Key Bank loan. After a thorough and deliberate review of all of the issues outlined above, as well as efforts to explore alternatives with the Lahaina lender, the Board concluded that the risks and burdens of retaining the asset were significantly outweighed by any possible benefits. This result, however painful in the short term, removes significant risk from the Company’s balance sheet and positions the Company for future success.

Andrew Batinovich

CEO

Strategic Realty Trust, Inc.

Important Additional Information:

SRT expects to solicit revocations of written requests pursuant to a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information. SRT, its independent directors and its executive officers are, and SRT Advisor, LLC and Glenborough, LLC may be deemed to be, participants in such solicitation. Stockholders may obtain additional information regarding such participants and their interests from the proxy statement, when it is available, and from SRT’s periodic reports filed with the SEC. The periodic reports are available, and the proxy statement and other relevant documents will be available, at no charge at the web site of the SEC at www.sec.gov.

Forward Looking Statements:

This letter contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this letter should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, the outcome of litigation that may be associated with the hostile takeover attempt and difficulties and delays with property dispositions. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

EXHIBIT:

THIRD QUARTER PORTFOLIO OCCUPANCY AND FINANCIAL STATEMENTS

Strategic Realty Trust

Portfolio Occupancy

				At Acquisition (1)		As of June 2013 (2)			As of Sept 2013 (2) (3)		
Property	City	State	Current Sq Ft (1)	SF Occupancy adj. for pad sales	Occupancy %	SF Occup.	Occupancy %	SF Change	SF Occup.	Occupancy %	SF Change
Florissant Marketplace	Florissant	MO	146,257	146,257	100.0%	146,257	100.0%	-	146,257	100.0%	-
Cochran Bypass	Chester	SC	45,817	45,817	100.0%	45,817	100.0%	-	45,817	100.0%	-
Shops at Turkey Creek	Knoxville	TN	16,324	16,324	100.0%	16,324	100.0%	-	16,324	100.0%	-
Visalia	Visalia	CA	200,794	187,341	93.3%	189,066	94.2%	1,725	192,586	95.9%	5,245
Pinehurst Sq East	Bismarck	ND	114,292	102,863	90.0%	107,657	94.2%	4,794	107,630	94.2%	4,767
Bloomingdale Hills	Riverview	FL	78,442	78,442	100.0%	74,842	95.4%	(3,600)	74,842	95.4%	(3,600)
Morningside Marketplace	Fontana	CA	76,923	73,411	95.4%	71,537	93.0%	(1,874)	72,509	94.3%	(902)
Topaz Marketplace	Hesperia	CA	50,699	50,699	100.0%	47,663	94.0%	(3,036)	47,663	94.0%	(3,036)
Ensenada Square	Arlington	TX	62,612	58,229	93.0%	58,421	93.3%	192	58,421	93.3%	192
Aurora Commons	Aurora	OH	89,214	82,077	92.0%	81,671	91.5%	(406)	81,671	91.5%	(406)
Summit Point	Fayetteville	GA	111,970	98,534	88.0%	96,150	85.9%	(2,384)	100,950	90.2%	2,416
Moreno Marketplace	Moreno Valley	CA	78,321	45,426	58.0%	66,951	85.5%	21,525	66,951	85.5%	21,525
Northgate Plaza	Tucson	AZ	103,492	83,829	81.0%	88,010	85.0%	4,181	88,010	85.0%	4,181
Osceola Village	Kissimmee	FL	116,645	89,817	77.0%	93,545	80.2%	3,728	95,645	82.0%	5,828
Willow Run	Westminster	CO	91,575	80,080	87.4%	78,555	85.8%	(1,525)	73,555	80.3%	(6,525)
Woodland West	Arlington	TX	176,414	153,480	87.0%	137,959	78.2%	(15,521)	136,459	77.4%	(17,021)
Constitution Trail Centre	Normal	IL	200,289	135,195	67.5%	137,636	68.7%	2,441	136,036	67.9%	841
San Jacinto	San Jacinto	CA	53,777	35,981	66.9%	39,542	73.5%	3,561	36,125	67.2%	144
Craig Promenade	Las Vegas	NV	86,395	65,751	76.1%	57,059	66.0%	(8,692)	57,059	66.0%	(8,692)
Total			1,900,252	1,629,552	85.8%	1,634,662	86.0%	5,110	1,634,510	86.0%	4,958
Square Feet Vacant				270,700		265,590			265,742		

Notes:

1) Current Sq Ft reflects the deduction of pad sales since acquisition and is from prior public filings

2) Ralphs at Morningside and Fresh and Easy at Topaz are shown as occupied however the tenant has vacated but continues to pay rent.

3) Craig Promenade does not include a seasonal Halloween store of approximately 12k SF that occupied on a short term lease.

STRATEGIC REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2013		December 31, 2012	
ASSETS				
Investments in real estate				
Land	$	49,546,000	$	61,449,000
Building and improvements		115,218,000		161,703,000
Tenant improvements		9,221,000		11,846,000
		173,985,000		234,998,000
Accumulated depreciation		(10,651,000)		(7,992,000)
Investments in real estate, net		163,334,000		227,006,000
Cash and cash equivalents		1,390,000		1,707,000
Restricted cash		4,440,000		4,283,000
Prepaid expenses and other assets, net		1,813,000		1,187,000
Amounts due from affiliates		-		1,063,000
Tenant receivables, net		2,991,000		3,180,000
Lease intangibles, net		17,289,000		33,735,000
Assets held for sale (see schedule 1)		40,800,000		25,771,000
Deferred financing costs, net		2,349,000		3,527,000
TOTAL ASSETS	$	234,406,000	$	301,459,000
LIABILITIES AND EQUITY				
LIABILITIES				
Notes payable	$	120,575,000	$	190,577,000
Accounts payable and accrued expenses		3,015,000		5,592,000
Amounts due to affiliates		572,000		755,000
Other liabilities		3,282,000		3,303,000
Liabilities related to assets held for sale (see schedule 1)		40,716,000		21,277,000
Below market lease intangibles, net		6,914,000		11,828,000
TOTAL LIABILITIES		175,074,000		233,332,000
Commitments and contingencies				
EQUITY				
Stockholders' equity				
Preferred stock, $0.01 par value; 50,000,000 shares authorized, none issued and outstanding		-		-
Common stock, $0.01 par value; 400,000,000 shares authorized, 10,969,714 issued and outstanding at September 30, 2013, 10,893,227 issued and outstanding at December 31, 2012		110,000		109,000
Additional paid-in capital		96,253,000		95,567,000
Accumulated deficit		(41,096,000)		(30,160,000)
Total stockholders' equity		55,267,000		65,516,000
Non-controlling interests		4,065,000		2,611,000
TOTAL EQUITY		59,332,000		68,127,000
TOTAL LIABILITIES AND EQUITY	$	234,406,000	$	301,459,000

Please see our complete financials and form 10-Q filed with the SEC on Nov. 14, 2013 at www.sec.gov or www.srtreit.com

STRATEGIC REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2013	2012	2013	2012
Revenue:				
Rental and reimbursements (see schedule 2)	$ 4,599,000	$ 5,227,000	$ 15,776,000	$ 14,027,000
Expense:				
Operating and maintenance (see schedule 2)	1,731,000	1,902,000	6,041,000	4,723,000
General and administrative	706,000	993,000	3,689,000	2,595,000
Depreciation and amortization	2,310,000	2,271,000	6,581,000	5,834,000
Transaction expenses	(4,000)	406,000	38,000	3,334,000
Interest expense	2,187,000	2,364,000	7,014,000	7,981,000
	6,930,000	7,936,000	23,363,000	24,467,000
Loss from continuing operations	(2,331,000)	(2,709,000)	(7,587,000)	(10,440,000)
Discontinued operations:				
Loss from discontinued operations (see schedule 2)	(296,000)	(561,000)	(2,366,000)	(1,313,000)
Gain (loss) on impairment and disposal of real estate	(161,000)	118,000	4,566,000	118,000
Loss on extinguishment of debt	(5,394,000)	-	(5,394,000)	-
Loss from discontinued operations	(5,851,000)	(443,000)	(3,194,000)	(1,195,000)
Net loss	(8,182,000)	(3,152,000)	(10,781,000)	(11,635,000)
Net loss attributable to non-controlling interests	(383,000)	(122,000)	(481,000)	(517,000)
Net loss attributable to common shares	$ (7,799,000)	$ (3,030,000)	$ (10,300,000)	$ (11,118,000)
Basic loss per common share:				
Continuing operations	$ (0.20)	$ (0.25)	$ (0.66)	$ (1.11)
Discontinued operations	(0.51)	(0.04)	(0.28)	(0.13)
Net loss applicable to common shares	$ (0.71)	$ (0.29)	$ (0.94)	$ (1.24)
Diluted loss per common share:				
Continuing operations	$ (0.20)	$ (0.25)	$ (0.66)	$ (1.11)
Discontinued operations	(0.51)	(0.04)	(0.28)	(0.13)
Net loss applicable to common shares	$ (0.71)	$ (0.29)	$ (0.94)	$ (1.24)
Weighted average shares outstanding used to calculate loss per common share:				
Basic	10,967,963	10,616,610	10,964,563	8,956,275
Diluted	10,967,963	10,616,610	10,964,563	8,956,275

Please see our complete financials and form 10-Q filed with the SEC on Nov. 14, 2013 at www.sec.gov or www.srtreit.com

(1) ASSETS HELD FOR SALE AND THEIR RELATED LIABILITITES:

	September 30, 2013	December 31, 2012
ASSETS		
Investments in real estate		
Land	$ 11,563,000	$ 10,760,000
Building and improvements	23,488,000	13,937,000
Tenant improvements	1,572,000	689,000
	36,623,000	25,386,000
Accumulated depreciation	(2,227,000)	(2,324,000)
Investments in real estate, net	34,396,000	23,062,000
Restricted cash	-	358,000
Prepaid expenses and other assets, net	18,000	37,000
Tenant receivables	148,000	261,000
Lease intangibles, net	6,238,000	1,955,000
Deferred financing fees, net	-	98,000
Assets held for sale	$ 40,800,000	$ 25,771,000
LIABILITIES		
Notes payable	$ 36,455,000	$ 19,571,000
Accounts payable and accrued expenses	-	247,000
Other liabilities	331,000	235,000
Below market lease intangibles, net	3,930,000	1,224,000
Liabilities related to assets held for sale	$ 40,716,000	$ 21,277,000

(2) STATEMENTS OF OPERATIONS FOR DISCONTINUED OPERATIONS:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2013	2012	2013	2012
Revenues from rental property	$ 1,526,000	$ 2,059,000	$ 7,080,000	$ 4,981,000
Rental property expenses	(759,000)	(913,000)	(3,401,000)	(1,903,000)
Depreciation and amortization	(571,000)	(948,000)	(2,744,000)	(1,953,000)
Transaction expenses	-	(520,000)	(78,000)	(846,000)
Interest	(492,000)	(239,000)	(3,223,000)	(1,592,000)
Operating loss from discontinued operations	(296,000)	(561,000)	(2,366,000)	(1,313,000)
Gain (loss) on impairment on disposal of real estate	(161,000)	118,000	4,566,000	118,000
Loss on extinguishment of debt	(5,394,000)	-	(5,394,000)	-
(Loss) income from discontinued operations	$ (5,851,000)	$ (443,000)	$ (3,194,000)	$ (1,195,000)

Please see our complete financials and form 10-Q filed with the SEC on Nov. 14, 2013 at www.sec.gov or www.srtreit.com

STRATEGIC REALTY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30, 2013	2012
Cash flows from operating activities:		
Net loss	$ (10,781,000)	$ (11,635,000)
Loss from discontinued operations	(3,194,000)	(1,195,000)
Loss from continuing operations	(7,587,000)	(10,440,000)
Adjustments to reconcile loss from continuing operations to net cash used in operating		
Gain on sale of real estate	-	(118,000)
Straight-line rent	(340,000)	(527,000)
Amortization of deferred costs and note payable premium/discount	1,178,000	1,725,000
Depreciation and amortization	6,581,000	5,834,000
Amortization of above and below-market leases	124,000	(38,000)
Bad debt expense	572,000	278,000
Stock-based compensation expense	33,000	65,000
Changes in operating assets and liabilities, net of acquisitions:		
Prepaid expenses and other assets	(732,000)	1,307,000
Tenant receivables	(260,000)	(604,000)
Prepaid rent	(381,000)	-
Accounts payable and accrued expenses	(2,577,000)	1,324,000
Amounts due to affiliates	880,000	(14,000)
Other liabilities	660,000	314,000
Net change in restricted cash for operational expenditures	(32,000)	(1,592,000)
Net cash used in operating activities - continuing operations	(1,881,000)	(2,486,000)
Net cash provided by operating activities - discontinued operations	807,000	683,000
	(1,074,000)	(1,803,000)
Cash flows from investing activities:		
Investments in real estate and real estate lease intangibles	-	(72,489,000)
Improvements, capital expenditures, and leasing costs	(346,000)	(1,006,000)
Tenant lease incentive	31,000	(17,000)
Real estate deposits	-	1,250,000
Cash held in 1031 exchange	-	(1,253,000)
Net change in restricted cash for capital expenditures	(498,000)	(745,000)
Net cash used in investing activities - continuing operations	(813,000)	(74,260,000)
Net cash provided by (used in) investing activities - discontinued operations	6,172,000	(24,468,000)
	5,359,000	(98,728,000)
Cash flows from financing activities:		
Proceeds from issuance of common stock	502,000	45,148,000
Proceeds from issuance of member interests	1,929,000	-
Redemption of common stock	-	(243,000)
Distributions	(457,000)	(2,799,000)
Payment of offering costs	(21,000)	(6,520,000)
Proceeds from notes payable	500,000	140,178,000
Repayment of notes payable	(5,147,000)	(74,722,000)
Payment of loan fees and financing costs	-	(2,478,000)
Net change in restricted cash for financing activities	373,000	(1,033,000)
Net cash provided by (used in) financing activities - continuing operations	(2,321,000)	97,531,000
Net cash provided by (used in) financing activities - discontinued operations	(2,281,000)	3,829,000
	(4,602,000)	101,360,000
Net increase (decrease) in cash and cash equivalents	(317,000)	829,000
Cash and cash equivalents – beginning of period	1,707,000	2,052,000
Cash and cash equivalents – end of period	$ 1,390,000	$ 2,881,000
Supplemental disclosure of non-cash investing and financing activities:		
Common units issued in acquisition of real estate	$ -	$ 1,371,000
1031 exchange proceeds used in acquisition of real estate	$ -	$ 2,508,000
Notes payable balance assumed on sale of real estate	$ 19,717,000	$ -
Notes payable balance on extinguishment of debt	$ 28,000,000	$ -
Investments in real estate transferred related to deed in lieu transaction	$ 34,070,000	$ -
Issuance of common stock under DRIP	$ 246,000	$ 1,685,000
Cash distributions declared but not paid	$ 42,000	$ 408,000
Cash paid for interest	$ 7,150,000	$ 7,454,000

Please see our complete financials and form 10-Q filed with the SEC on Nov. 14, 2013 at www.sec.gov or www.srtreit.com

INVITATION

** PLEASE JOIN US **

** FOR AN IMPORTANT UPDATE ON STRATEGIC REALTY TRUST **

Strategic Realty Trust will be hosting a call for shareholders to provide an update on the company's operations and financial performance.

Dial in toll-free to listen to Andrew Batinovich, SRT's chief executive officer, discuss the progress being made in the following areas:

DATE AND TIME

Date: Tuesday, November 26, 2013
Time: 1:00 pm Pacific Standard Time / 4:00 pm Eastern Standard Time

INSTRUCTIONS TO DIAL IN TO THE CALL

To access the call: dial **(877) 260-8898** toll-free
or **(612) 332-0802** if calling from outside the U.S.
You will need to provide the operator with the Confirmation Number: **309711**

INSTRUCTIONS TO ACCESS A REPLAY IF YOU CANNOT DIAL IN TO THE LIVE CALL

A replay of the call can be accessed free of charge at any time by calling (800) 475-6701 toll-free in the U.S. or (320) 365-3844 if outside the U.S.
You will need the Access Code: 309711